Exhibit 99

FROM:	Edelman Worldwide					FOR:	Pittway Corporation
					Financial Relations							200 South Wacker Drive
					200 East Randolph Drive					Suite 700
					Chicago, Illinois 60601					Chicago, IL  60606-5802
					Phone:  (312) 240-2640					Phone:  (312) 831-1070

FOR IMMEDIATE RELEASE
For further information contact Mark McCall at Edelman or Edward J. Schwartz at Pittway.

	Chicago, Illinois, March 10, 1998 -- Pittway Corporation (NYSE:PRYA) reported that a jury in the U.S. District Court in St. Paul, Minneosta yesterday handed down a verdict in ITI's patent suit against Pittway relating to ITI's U.S. Patent 4,855,713. The patent relates to a method of entering wireless transmitter identity codes into security system control panels. The jury verdict awarded damages of approximately $36 million. Pittway intends to appeal the verdict.

	In 1997, Pittway introduced an improved method of enrolling transmitters in its Vista series of control panels. This method was not at issue in the ITI litigation. Pittway believes that this verdict will not affect its ability to ship products and meet the needs of its customers.

	Pittway manufactures and distributes burglar and commercial fire alarm equipment and other low voltage products, publishes and prints trade magazines and directories and produces trade shows, conferences and direct mail marketing materials.

	This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology. Such statements involve risks or uncertainties, including the ultimate disposition of the foregoing matter, and are qualified in their entirety by the cautions contained in reports and documents filed by Pittway with the Securities and Exchange Commission.